Exhibit 99.1

iMedia Reports Preliminary Q4 and Full Year 2021 Results

Consolidated Net Sales of $190 Million Expected For Q4, a 52% Increase Over Same Prior Year Period

Three Reporting Segments – Entertainment, Consumer Brands, Media Commerce Services

Live Webcast Today 10:00 a.m. Central time – Capital Markets Day

MINNEAPOLIS, MN – February 7, 2022 – iMedia Brands, Inc. (the “Company”) (NASDAQ: IMBI) is reporting select preliminary unaudited financial results for the fourth quarter and full year ended January 29, 2022, along with reaffirming its guidance for fiscal 2022.

“Q4 was an exceptional quarter for us with the highest revenue growth in a decade,” said Tim Peterman, CEO of iMedia Brands. “This creates a strong foundation for 2022.”

Preliminary Q4 and Full Year 2021 Results

•	Q4 consolidated net sales are expected to be at least $190 million, an increase of at least $65 million compared to same prior-year period. 2021 full year consolidated net sales are expected to be $547 million, a 20% increase over full year 2020.
•	Q4 net loss is expected to be approximately $5.0 million or $(0.23) per common share, compared to the same prior-year period net loss of $2.7 million or $(0.21) per common share. The Q4 2021 expected net loss includes approximately $2.1 million of transaction, settlement and integration costs, compared to $0.3 million in the same prior year period. Full year 2021 expected net loss is expected to be approximately $22.0 million or $(1.15) per common share, compared to a net loss of $13.2 million or $(1.23) per common share for the same prior-year period. The full year 2021 net loss includes approximately $8.3 million of transaction, settlement and integration costs, compared to $1.2 million in the same prior year period.
•	Q4 adjusted EBITDA is expected to be at least $14.6 million, which is a $6.2 million improvement from the same prior-year period. Full year 2021 adjusted EBITDA is expected to be at least $41.1 million, compared to $23.9 million adjusted EBITDA for the same prior-year period.

New Segment Reporting Information

•	Q4 consolidated net sales for the Entertainment segment are expected to be at least $163 million, compared to $121 million for the same prior year period, an increase of at least $42 million compared to same prior-year period. 2021 full year net sales for the Entertainment Segment are expected to be $476 million, compared to $445 million for the same prior year period, a 7.5% increase. The Entertainment segment includes iMedia’s television networks, including ShopHQ, 123tv, ShopHQ Health and more.
•	Q4 consolidated net sales for the Consumer Brands segment are expected to be at least $14 million, compared to $1 million for the same prior year period, an increase of at least $13 million compared to same prior-year period. 2021 full year net sales for the Consumer Brands Segment are expected to be $44 million, compared to $2 million for the same prior year period, an approximate 1900% increase. The Consumer Brands segment includes Christopher & Banks, JW Hulme, In the Kitchen with Shaq, and more.
•	Q4 consolidated net sales for the Media Commerce Services segment are expected to be at least $13 million, compared to $2 million for the same prior year period, an increase of at least $11 million compared to same prior-year period. 2021 full year net sales for the Media Commerce Services Segment are expected to be $27 million, compared to $7 million for the same prior year period, an approximate 325% increase. The Media Commerce Services segment includes iMedia Digital Services, i3PL Services, and VIP Loyalty Services.

The financial information in this release is preliminary and subject to completion of iMedia’s year-end financial reporting processes and audit. iMedia expects to report its full fourth quarter and fiscal year 2021 financial results on March 22, 2022.

2022 Outlook

iMedia reiterates its 2022 guidance as originally provided on November 17, 2021. For the full year 2022, we anticipate reporting revenue of approximately $675 to $725 million, adjusted EBITDA of approximately $50 to $60 million and reporting positive quarterly earnings per share beginning in the back half of 2022.

Capital Markets Day – February 7, 2022

iMedia will hold a Capital Markets Day for its investor community at its corporate headquarters in Eden Prairie, MN on Monday, February 7, 2022. The event is scheduled from 10:00 a.m. to 2:00 p.m. Central time.

A Link for the live webcast:

https://incommconferencing.zoom.us/webinar/register/WN_217fsjWPQcmGahMKq75CqQ

You may also listen via conference call:

Date: Monday, February 7, 2022

Toll-free dial-in number: (877) 407-0779

International dial-in number: (201) 389-0914

Conference ID: 13727103

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

An online replay will be available at https://www.imediabrands.com/investors shortly following completion of the webcast. For more information, please email iMedia’s Investor Relations contact noted below.

A replay of the conference call will be available after 3:00 p.m. Central time on the same day. The replay will be available for two weeks.

Toll-free replay number: (844) 512-2921

International replay number: (412) 317-6671

Replay ID: 13727103

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines adjusted EBITDA as EBITDA excluding non-operating gains (losses); executive and management transition costs; one-time customer concessions; restructuring costs; non-cash impairment charges and write downs; transaction, settlement, and integration costs, net; rebranding costs; and non-cash share-based compensation expense. The Company has included the “adjusted EBITDA” measure in its EBITDA reconciliation in order to adequately assess the operating performance of its television and online businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given. Management believes that the adjusted EBITDA measure allows investors to make a meaningful comparison between its business operating results over different periods of time with those of other similar companies. In addition, management uses adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. EBITDA and adjusted EBITDA are both non-GAAP measures and should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The Company has included a reconciliation of the comparable GAAP measure, net income (loss) to adjusted EBITDA in this release.

IMEDIA BRANDS, INC.
AND SUBSIDIARIES
Reconciliation of Net tLoss to Adjusted EBITDA
(Unaudited)
(in thousands)

	For the Three-Month Period Ended January 29, 2022
			Media
		Consumer	Commerce
	Entertainment	Brands	Services	Consolidated
Net Loss				$(4,976)
Adjustments:
Depreciation and Amortization				11,003
Interest, net				5,072
Tax				65
EBITDA (as defined)	$8,174	$1,716	$1,274	$11,164

A reconciliation of EBITDA to Adjusted EBITDA is as follows:
EBITDA (as defined)	$8,174	$1,716	$1,274	$11,164
Adjustments:
Transaction, Settlement and Integration costs, net (a)	1,319	291	470	2,080
Costs related to Kentucky Tornado	429	-	-	429
Non-Cash Share-Based Compensation	935	-	-	935
Adjusted EBITDA	$10,857	$2,007	$1,744	$14,608

	For the Three-Month Period Ended January 30, 2021
			Media
		Consumer	Commerce
	Entertainment	Brands	Services	Consolidated
Net Loss				$(2,712)
Adjustments:
Depreciation and Amortization				8,281
Interest, net				1,316
Tax				15
EBITDA (as defined)	$6,943	$(166)	$123	$6,900

A reconciliation of EBITDA to Adjusted EBITDA is as follows:
EBITDA (as defined)	$6,943	$(166)	$123	$6,900
Adjustments:
Transaction, Settlement and Integration costs, net (a)	314	-	-	314
Non-Cash Share-Based Compensation	733	-	-	733
Restructuring Costs	451	-	-	451
Adjusted EBITDA	$8,442	$(166)	$123	$8,398

IMEDIA BRANDS, INC.
AND SUBSIDIARIES
Reconciliation of Net tLoss to Adjusted EBITDA
(Unaudited)
(in thousands)

	For the Twelve-Month Period Ended January 29, 2022
			Media
		Consumer	Commerce
	Entertainment	Brands	Services	Consolidated
Net Loss				$(21,946)
Adjustments:
Depreciation and Amortization				38,567
Interest, net				11,194
Tax				110
EBITDA	$22,667	$3,391	$1,868	$27,925

A reconciliation of EBITDA to Adjusted EBITDA is as follows:
EBITDA (as defined)	$22,667	$3,391	$1,868	$27,925
Adjustments:
Transaction, Settlement and Integration costs, net (a)	3,689	2,304	1,843	7,837
Costs related to Kentucky Tornado	429	-	-	429
One-Time Customer Concessions	341	-	-	341
Loss on Debt Extinguishment	663	-	-	663
Non-Cash Share-Based Comp	3,320	-	-	3,320
Restructuring Costs	625	8	-	634
Adjusted EBITDA	$31,735	$5,703	$3,711	$41,149

	For the Twelve-Month Period Ended January 30, 2021
			Media
		Consumer	Commerce
	Entertainment	Brands	Services	Consolidated
Net Loss				$(13,234)
Adjustments:
Depreciation and Amortization				27,978
Interest, net				5,234
Tax				60
EBITDA	$21,315	$(1,472)	$195	$20,038

A reconciliation of EBITDA to Adjusted EBITDA is as follows:
EBITDA (as defined)	$21,315	$(1,472)	$195	$20,038
Adjustments:
Transaction, Settlement and Integration costs, net (a)	1,200	-	-	1,200
Non-Cash Share-Based Comp	1,960	-	-	1,960
Restructuring Costs	715	-	-	715
Adjusted EBITDA	$25,190	$(1,472)	$195	$23,913

(a)	Transaction, settlement and integration costs for the three and twelve-month periods ended January 30, 2021, include banking fees, legal costs, accounting and tax consulting costs, other direct transaction costs and integration costs related to the TheCloseOut.com Joint Venture transaction and the Christopher and Banks, Synacor Advertising and Portal and 123tv acquisitions. Transaction, settlement and integration costs for the three and twelve-month periods ended January 30, 2021, include consulting fees incurred to explore additional loan financings, settlement costs, professional fees related to the TheCloseOut.com transaction, and incremental COVID-19 related legal costs.

About iMedia Brands, Inc.

iMedia Brands, Inc. (Nasdaq: IMBI) is a leading interactive media company capitalizing on the convergence of entertainment, ecommerce, and advertising. The company owns a growing, global portfolio of entertainment, consumer brands and media commerce services businesses that cross promote and exchange data with each other to optimize their consumer engagement experiences and to position the company as the leading single-source partner to television advertisers and consumer brands seeking to entertain and transact with customers.

Investors:

Ken Cooper

kcooper@imediabrands.com

(952) 943-6119

Media:

press@imediabrands.com

(952) 943-6125

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact, including statements regarding the expected impact of COVID-19 on television retailing are forward-looking. The Company often use words such as anticipates, believes, estimates, expects, intends, seeks, predicts, hopes, should, plans, will, or the negative of these terms and similar expressions to identify forward-looking statements, although not all forward looking-statements contain these words. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): variability in consumer preferences, shopping behaviors, spending and debt levels; the general economic and credit environment, including COVID-19; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales and sales promotions; pricing and gross sales margins; the level of cable and satellite distribution for the Company’s programming and the associated fees or estimated cost savings from contract renegotiations; the Company’s ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom the Company has contractual relationships, and to successfully manage key vendor and shipping relationships and develop key partnerships and proprietary and exclusive brands; the ability to manage operating expenses successfully and the Company’s working capital levels; the ability to remain compliant with the Company’s credit facilities covenants; customer acceptance of the Company’s branding strategy and its repositioning as a video commerce Company; the ability to respond to changes in consumer shopping patterns and preferences, and changes in technology and consumer viewing patterns; changes to the Company’s management and information systems infrastructure; challenges to the Company’s data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission and Federal Trade Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting the Company’s operations; significant events (including disasters, weather events or events attracting significant television coverage) that either cause an interruption of television coverage or that divert viewership from its programming; disruptions in the Company’s distribution of its network broadcast to customers; the Company’s ability to protect its intellectual property rights; the Company’s ability to obtain and retain key executives and employees; the Company’s ability to attract new customers and retain existing customers; changes in shipping costs; expenses related to the actions of activist or hostile shareholders; the Company’s ability to offer new or innovative products and customer acceptance of the same; changes in customer viewing habits of television programming; and the risks described from time to time in the Company’s reports filed with the SEC, including, but not limited to, the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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